EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We have issued our report dated May 15, 2002, with respect to the financial statements of Laidlaw International SA, as of and for the year ended December 31, 2001 included in the accompanying the consolidated financial statements in the Annual Report of Laidlaw Global Corporation and Subsidiaries on Form 10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Laidlaw Global Corporation and Subsidiaries on Form S-8 (File No. 333-49882, effective November 14, 2000).

Cofisys


Jean Michel Matt

Paris, France April 14, 2003